EXHIBIT 99.1
JETBLUE AIRWAYS REPORTS NOVEMBER TRAFFIC
New York, NY (December 9, 2014) -- JetBlue Airways Corporation (NASDAQ: JBLU) reported its preliminary traffic results for November 2014. Traffic in November increased 10.1 percent from November 2013, on a capacity increase of 6.0 percent.

Load factor for November 2014 was 81.4 percent, an increase of 3.1 points from November 2013. JetBlue’s preliminary completion factor was 99.2 percent and its on-time (1) performance was 81.1 percent. JetBlue’s preliminary passenger revenue per available seat mile (PRASM) for the month of November increased six percent year over year. For the fourth quarter of 2014, PRASM is expected to decrease between zero and one percent year over year.

JETBLUE AIRWAYS TRAFFIC RESULTS

	November 2014	November 2013	% Change
Revenue passenger miles (000)	2,977,961	2,703,553	10.1%
Available seat miles (000)	3,659,781	3,452,311	6.0%
Load factor	81.4%	78.3%	3.1 pts.
Revenue passengers	2,545,034	2,313,482	10.0%
Departures	23,931	22,810	4.9%
Average stage length	1,085	1,091	(0.5)%
	Y-T-D 2014	Y-T-D 2013	% Change
Revenue passenger miles (000)	34,399,037	32,602,921	5.5%
Available seat miles (000)	40,810,905	38,923,152	4.8%
Load factor	84.3%	83.8%	0.5 pts.
Revenue passengers	29,221,820	27,757,505	5.3%
Departures	268,026	256,982	4.3%
Average stage length	1,086	1,087	(0.1)%
(1) The U.S. Department of Transportation considers on-time arrivals to be those domestic flights arriving within 14 minutes of schedule.
About JetBlue Airways
JetBlue is New York's Hometown AirlineTM, and a leading carrier in Boston, Fort Lauderdale/Hollywood, Los Angeles (Long Beach), Orlando and San Juan. JetBlue carries more than 30 million customers a year to 87 cities in the U.S., Caribbean and Latin America with an average of 825 daily flights. For more information please visit JetBlue.com.

This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; increases and volatility in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy; our significant fixed obligations and substantial indebtedness; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization, work stoppages, slowdowns or increased labor costs; our reliance on a limited number of suppliers; our presence in some international emerging markets that may experience political or economic instability or may subject us to legal risk; reputational and business risk from information security breaches; changes in or additional government regulation; changes in our industry due to other airlines' financial condition; a continuance of the economic recessionary conditions in the U.S. or a further economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2013 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

CONTACTS
JetBlue Investor Relations
Tel: +1 718 709 2202
ir@jetblue.com
JetBlue Corporate Communications
Tel: +1 718 709 3089
corpcomm@jetblue.com